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                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the: Emageon Inc. 2005 Equity Incentive Plan, Emageon Inc. 2005 Non-employee Director Stock Incentive Plan, Emageon, Inc. 2000 Equity Compensation Plan, Imageon Solutions, Inc. 2000 Equity Incentive Plan and Ultravisual Medical Systems Corporation 2000 Stock Option Plan of our report dated February 23, 2005, except for the last paragraph of Note 17 as to which date is March 30, 2005, with respect to the consolidated financial statements of Emageon Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

Atlanta, Georgia
May 13, 2005